EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 29, 2010, relating to the consolidated financial statements of EnteroMedics Inc. and subsidiary (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the January 1, 2009 adoption of new authoritative accounting guidance regarding the financial reporting for outstanding equity-linked financial instruments and an explanatory paragraph regarding going concern uncertainty), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2009 and incorporated by reference in the Prospectus included in the Registration Statement No. 333-170503.

DELOITTE & TOUCHE LLP

Minneapolis, Minnesota

December 8, 2010